Exhibit 99.1

FOR IMMEDIATE RELEASE

County Bancorp, Inc. announces completion of merger with Fox River Valley Bancorp, Inc.

•	Investors Community Bank also completes its merger with The Business Bank

Manitowoc, WI, May 13, 2016 – County Bancorp, Inc. (NASDAQ:ICBK) ("County"), the holding company for Investors Community Bank (“ICB”), announced that it has successfully completed its merger with Fox River Valley Bancorp, Inc. ("Fox River"), the holding company for The Business Bank, effective at the close of business on May 13, 2016.

County and Fox River entered into the merger agreement on November 19, 2015, under which County agreed to acquire Fox River. The merger was subject to customary closing conditions and has received all of the required regulatory approvals, as well as approval by Fox River’s shareholders.

The combined institution has approximately $1.2 billion in assets, making it the fourth largest publicly traded bank holding company headquartered in Wisconsin.  According to Timothy J. Schneider, President of County and CEO of ICB, the merger adds to the bank’s business banking platform and expands its reach into contiguous markets with the addition of The Business Bank’s Appleton and Green Bay branches, complementing ICB’s two current branch offices in Manitowoc and Stevens Point and four loan production offices.

"This merger joins two like-minded banks and creates an even more robust banking experience for existing and new customers in a wider geographic market,” stated Schneider, who continues to serve as Chief Executive Officer of the combined bank. The Business Bank’s former CEO Bill Hodgkiss has taken on the role of Senior Vice President – Business Banking.

Added Hodgkiss: “Our two organizations share a passion for creating long-term relationships, providing customized solutions and making business banking decisions locally.  Together we can build upon the foundation we established and broaden customer relationships through our enhanced offerings and higher credit capacity.”

Schneider said that he expects a seamless transition for clients and employees while the combined business grows. “We see this transaction as a perfect opportunity to position us for growth in the short and long-term, enhancing resources to better serve our customers, providing greater opportunity for employees and as a result, creating greater shareholder value.”

Additional information on the merger can be found at www.investorscommunitybank.com.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. Our customers are served from our full-service locations in Manitowoc, Green Bay, Appleton and Stevens Point, and our loan production offices in Darlington, Eau Claire, Sheboygan and Fond du Lac.

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Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com